Exhibit 99.1

CONTACTS:	James Winschel, Senior Vice-President and Chief Financial Officer Jill Baker, Vice President of Investor Relations (781) 434-4118
PAREXEL REPORTS THIRD QUARTER FISCAL 2007 FINANCIAL RESULTS
•	Service revenue of $191.2 million exceeds 21% growth year-over-year

•	Operating cash flow totals $33 million, DSO at 43 days

•	Backlog grows to $1.4 billion, net book-to-burn ratio of 1.7
Boston, MA, April 25, 2007 - PAREXEL International Corporation (NASDAQ: PRXL) today announced its financial results for the third quarter and nine months ended March 31, 2007.
For the three months ended March 31, 2007, PAREXEL’s consolidated service revenue increased 21.5% to a record $191.2 million, compared with $157.3 million in the prior year period. The Company reported operating income of $15.5 million, or 8.1% of consolidated service revenue in the third quarter of Fiscal 2007, versus operating income of $11.2 million, or 7.1% of consolidated service revenue, in the comparable quarter of the prior year. Net income for the quarter totaled $10.8 million, or $0.38 per diluted share, compared with net income of $6.8 million, or $0.25 per diluted share, for the quarter ended March 31, 2006. Excluding the net impact of $1.1 million in one-time favorable tax adjustments would have resulted in a provision for income taxes of $6.2 million, a tax rate of 39.1%, net income of $9.7 million, earnings per diluted share of $0.35, and a year-over-year growth in earnings per diluted share of 40.0%.
On a segment basis, consolidated service revenue for the third quarter of Fiscal 2007 consisted of $143.5 million in Clinical Research Services (CRS), $29.7 million in PAREXEL Consulting and Marketing Services (PCMS), and $18.0 million in Perceptive Informatics, Inc.
For the nine months ended March 31, 2007, consolidated service revenue was $536.7 million, versus $445.5 million in the prior year period, an increase of 20.5%. Operating income for the current nine-month period was $40.7 million, or 7.6% of consolidated service revenue, compared with operating income of $26.8 million, or 6.0% of consolidated service revenue in the comparable prior year period. On a proforma basis, excluding the net effect of $0.9 million in special charges and restructuring reserve adjustments (which are detailed in the attached financial schedules) recorded in the first quarter of Fiscal Year 2006, operating income for the nine-month period ending March 31, 2006 was $27.7 million, or an operating margin of 6.2% of service revenue. Net income for the nine months ended March 31, 2007 was $26.9 million or $0.96 per diluted share, compared with net income of $15.1 million, or $0.56 per diluted share in the prior year period. Excluding the net impact of $1.1 million in one-time favorable tax adjustments in the third quarter of Fiscal Year 2007, net income for the nine months ended March 31, 2007 would have been $25.8 million, and earnings per diluted share would have been $0.92. Excluding the first quarter Fiscal Year 2006 special charges and adjustments, net income for the nine-month period ending March 31, 2006 was $15.9 million or $0.59 per diluted share.
New business wins in the quarter were strong, resulting in ending backlog of approximately $1.4 billion. The backlog at March 31, 2007 increased sequentially by 10.4% from the December 31,

2006 backlog, and increased year-over-year by 46.9% from the March 31, 2006 backlog of $949.3 million. Adding the March quarter’s gross new business wins of $369.0 million (including an adjustment noted below) to the December 31, 2006 ending backlog of $1.263 billion, then subtracting $191.2 million in current quarter service revenue and $46.5 million in cancellations, resulted in record backlog of $1.394 billion as of March 31, 2007. These results equate to a book-to-burn ratio of 1.7. The March quarter’s gross new business wins and backlog included the positive impact of approximately $24.0 million related to an adjustment to the Company’s backlog calculation methodology. Excluding the favorable impact of $24.0 million would have resulted in gross new business wins of $345.0 million, ending backlog of $1.370 billion, and a net book-to-burn ratio of 1.6.
Mr. Josef H. von Rickenbach, PAREXEL’s Chairman and Chief Executive Officer stated, “During the quarter, we continued to execute well on the new business front, with healthy increases across all business segments and in all geographies. The industry environment and proposal pipeline remain positive, and we are pleased with our record backlog. The profitability of our operations in the United States is continuing to improve, and is on track with our expectations. Our worldwide footprint is increasingly recognized by clients as an important factor in helping them to achieve their goals. We believe we are well positioned to continue to leverage this strategic competitive differentiator.”
He continued, “We are also making good progress on the cash front. Solid cash flow from operations has enabled us to pay down debt this quarter and has further increased the strength of our balance sheet.”
The Company issued forward-looking guidance for the fourth quarter of Fiscal Year 2007 (ending June 30, 2007), for Fiscal 2007, and for Calendar 2007. For the fourth quarter, the Company anticipates reporting consolidated service revenue in the range of $197 to $203 million and earnings per diluted share in the range of $0.35 to $0.37. For Fiscal Year 2007, consolidated service revenue is expected to be in the range of $734 to $740 million (using recent exchange rates) and earnings per diluted share is projected to be in the range of $1.30 to $1.32. Previously issued guidance for Fiscal 2007 included service revenue of between $722 and $737 million and earnings per diluted share of $1.22 to $1.28. For Calendar 2007, expectations are for consolidated service revenue to be in the range of $780 to $810 million (at recent exchange rates), and earnings per diluted share to be in the range of $1.43 to $1.49. The previously issued Calendar 2007 guidance projected service revenue of $770 to $810 million and earnings per diluted share in the range of $1.35 to $1.45.
The Company believes that presenting the proforma information contained in the financial tables and in this press release assists investors and others in gaining a better understanding of its core operating results and future prospects, especially when comparing such results to previous periods or forecasted guidance. Management uses this proforma information, in addition to the GAAP information, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods and to the performance of its competitors. Such measures are also used by management in its financial and operating decision-making. Proforma information is not meant to be considered superior to or a substitute for the Company’s results of operations prepared in accordance with GAAP.

A conference call to discuss PAREXEL’s third quarter earnings, business, and financial outlook will begin at 10 a.m. ET on Thursday, April 26th and will be broadcast live over the internet via webcast. The webcast may be accessed in the “Webcasts” portion of the Investor Relations section of the Company’s website at http://www.parexel.com. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for approximately one year following the live event. To participate via telephone, dial (612) 332-0226 and ask to join the PAREXEL quarterly conference call.
About the Company
PAREXEL International Corporation is a leading global bio/pharmaceutical services organization, providing a broad range of knowledge-based contract research, medical communications and consulting services to the worldwide pharmaceutical, biotechnology and medical device industries. Committed to providing solutions that expedite time-to-market and peak-market penetration, PAREXEL has developed significant expertise across the development and commercialization continuum, from drug development and regulatory consulting to clinical pharmacology, clinical trials management, medical education and reimbursement. Perceptive Informatics, Inc., a subsidiary of PAREXEL, provides advanced technology solutions, including medical imaging, to facilitate the clinical development process. Headquartered near Boston, Massachusetts, PAREXEL operates in 55 locations throughout 43 countries around the world, and has over 6,315 employees. For more information about PAREXEL International visit www.PAREXEL.com.
This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand, such as the guidance provided by the Company with respect to the fourth quarter of Fiscal Year 2007, Fiscal Year 2007 and Calendar Year 2007. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “intends”, “appears”, “estimates”, “projects”, “targets” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent restructurings; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company’s recognition of revenue included in backlog; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth and costs, and attract and retain employees; the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business; the impact on the Company’s business of government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry and competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2006 as filed with the SEC on February 9, 2007, which “Risk Factors” discussion is incorporated by reference in this press release. The forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.
PAREXEL is a registered trademark of PAREXEL International Corporation, and Perceptive Informatics is a trademark of Perceptive Informatics, Inc. All other names or marks may be registered trademarks or trademarks of their respective business and are hereby acknowledged.

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
(In thousands, except per share data)

	Unaudited
	For the three months ended March 31,
	2007		2006
Service revenue	$191,215		$157,320
Reimbursement revenue	49,404		35,295

Total revenue	240,619		192,615

Costs and expenses:
Direct costs	125,312		103,351
Reimbursable out-of-pocket expenses	49,404		35,295
Selling, general and administrative	42,253		36,364
Depreciation	6,702		6,063
Amortization	1,473		376
Restructuring benefit	—		(26)

Income from operations	15,475		11,192
Other income	292		693

Income before income taxes	15,767		11,885
Provision for income taxes	5,071	(a)	5,371
Effective tax rate	32.2	%(a)	45.2%
Minority interest benefit	(101)		(240)

Net income	$10,797		$6,754

Earnings per common share:
Basic	$0.39		$0.25
Diluted	$0.38		$0.25

Shares used in computing earnings per common share:
Basic	27,433		26,564
Diluted	28,110		27,145
Balance Sheet Information

	March 31,	Dec 31,	June 30,
	2007	2006	2006
Billed accounts receivable, net	$176,365	$197,964	$152,175
Unbilled accounts receivable, net	143,387	142,023	119,888
Deferred revenue	(191,207)	(193,114)	(139,836)

Net receivables	$128,545	$146,873	$132,227

Cash and marketable securities	$96,158	$88,434	$92,749
Working capital	$106,371	$93,786	$131,552
Total assets	$670,047	$675,595	$538,633
Short-term borrowings	$30,000	$50,000	—
Stockholders’ equity	$299,538	$282,537	$248,763

(a)	Includes net one-time favorable income tax adjustments of $1.1 million.

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
(In thousands, except per share data)

	Unaudited
	For the nine months ended March 31,
	2007		2006
	As Reported		As Reported	Adjustments		Proforma
Service revenue	$536,746		$445,462			$445,462
Reimbursement revenue	127,376		100,232			100,232

Total revenue	664,122		545,694	—		545,694

Costs and expenses:
Direct costs	354,609		295,510	(519	)(a)	294,991
Reimbursable out-of-pocket expenses	127,376		100,232			100,232
Selling, general and administrative	119,222		104,670	(1,081	)(a)	103,589
Depreciation	19,453		18,032			18,032
Amortization	2,873		1,170			1,170
Restructuring expense (benefit)	(74)		(705)	679	(b)	(26)

Income from operations	40,663		26,785	921		27,706
Other income	1,598		2,371			2,371

Income before income taxes	42,261		29,156	921		30,077
Provision for income taxes	15,369	(c)	14,748	107		14,855
Effective tax rate	36.4	%(c)	50.6%			49.4%
Minority interest expense (benefit)	38		(707)			(707)

Net income	$26,854		$15,115	$814		$15,929

Earnings per common share:
Basic	$0.99		$0.57			$0.60
Diluted	$0.96		$0.56			$0.59

Shares used in computing earnings per common share:
Basic	27,242		26,452			26,452
Diluted	28,002		26,812			26,812

(a)	Represents a special charge for compensation expense in conjunction with the acquisition of the Perceptive minority interest.

(b)	Represents a $1.2 million reduction to the existing restructuring reserve as a result of changes in assumptions related to the June 2005 restructuring charge, which was partially offset by $0.5 million in new severance-related restructuring activity.

(c)	Includes net one-time favorable income tax adjustments of $1.1 million in Q3-07.

PAREXEL International Corporation
Segment Information
($ in thousands)

	Three months ended
	March 31,
	2007	2006
Clinical Research Services (CRS)

Service revenue	$143,461	$113,023
% of total service revenue	75.0%	71.9%
Gross profit	$49,764	$38,913
Gross margin % of service revenue	34.7%	34.4%

PAREXEL Consulting & Marketing Services (PCMS)

Service revenue	$29,707	$30,405
% of total service revenue	15.5%	19.3%
Gross profit	$8,338	$9,183
Gross margin % of service revenue	28.1%	30.2%

Perceptive Informatics, Inc. (PII)

Service revenue	$18,047	$13,892
% of total service revenue	9.5%	8.8%
Gross profit	$7,801	$5,873
Gross margin % of service revenue	43.2%	42.3%

Total service revenue	$191,215	$157,320
Total gross profit	$65,903	$53,969
Gross margin % of service revenue	34.5%	34.3%

Revenue by Geography

United States	$71,745	$58,078
Europe	105,752	89,562
Asia and other	13,718	9,680

Total service revenue	$191,215	$157,320

Quarterly Supplemental Financial Data

Total revenue	$240,619	$192,615
Investigator fees	29,214	25,064

Gross revenue	$269,833	$217,679

DSO	43	41

Capital expenditures	$9,530	$8,026

PAREXEL International Corporation
Segment Information
($ in thousands)

		For the nine months ended
		March 31,
	2007	2006			2006
	As Reported	As Reported	Adjustments		Proforma
Clinical Research Services (CRS)

Service revenue	$396,161	$321,237			$321,237
% of total service revenue	73.8%	72.1%			72.1%
Gross profit	$134,938	$109,550			$109,550
Gross margin % of service revenue	34.1%	34.1%			34.1%

PAREXEL Consulting & MedCom Services (PCMS)

Service revenue	$87,326	$84,346			$84,346
% of total service revenue	16.3%	18.9%			18.9%
Gross profit	$24,095	$24,415			$24,415
Gross margin % of service revenue	27.6%	28.9%			28.9%

Perceptive Informatics, Inc. (PII)

Service revenue	$53,259	$39,879			$39,879
% of total service revenue	9.9%	9.0%			9.0%
Gross profit	$23,104	$15,987	$519	(a)	$16,506
Gross margin % of service revenue	43.4%	40.1%			41.4%

Total service revenue	$536,746	$445,462			$445,462
Total gross profit	$182,137	$149,952	$519		$150,471
Gross margin % of service revenue	33.9%	33.7%			33.8%

Revenue by Geography

United States	$196,128	$160,698
Europe	302,423	259,219
Asia and other	38,195	25,545

Total service revenue	$536,746	$445,462

(a)	Represents a special charge for compensation expense in conjunction with the acquisition of the Perceptive minority interest.